Calculation of Filing Fee Tables
S-3
Ryman Hospitality Properties, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.01 per share	457(r)	2,990,000	$ 96.20	$ 287,638,000.00	0.0001531	$ 44,037.38
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 287,638,000.00		$ 44,037.38
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 44,037.38
Offering Note
[1]	The registration fee is calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended. This "Calculation of Filing Fee Table" shall be deemed to update the "Calculation of Filing Fee Table" in the registrants' Registration Statements on Form S-3 (File No. 333-272429) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. Includes 390,000 shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.